Exhibit 5.1
James C. T. Linfield
(720) 566-4010
linfieldjct@cooley.com
January 23, 2009
Replidyne, Inc.
1450 Infinite Drive
Louisville, CO 80027
Ladies and Gentlemen:
We have acted as counsel for Replidyne, Inc., a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of November 3, 2008, among the Company, Responder Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Cardiovascular Systems, Inc., a Minnesota corporation (“CSI”). This opinion is being furnished in connection with a Registration Statement on Form S-4, File No. 333-155887 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 198,154,158 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued in connection with the merger of Merger Sub with and into CSI.
In connection with this opinion, we have examined and relied upon the Registration Statement and related proxy statement/prospectus, the Company’s Restated Certificate of Incorporation, its Amended and Restated Bylaws, the Merger Agreement and originals and copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, (ii) the stockholders and board of directors of CSI will have adopted the Merger Agreement, (iii) the stockholders of the Company will have approved the issuance of the Shares, (iv) the Company’s Restated Certificate of Incorporation will have been amended and a reverse stock split of at least one-for-three will have taken place, and (v) the merger of Merger Sub with and into CSI will have been effected in accordance with the Merger Agreement.
380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM

January 23, 2009
Page Two
On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Merger Agreement, will be validly issued and will be fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.
Cooley Godward Kronish llp
By: /s/ James C.T. Linfield
             James C.T. Linfield
380 INTERLOCKEN CRESCENT, SUITE 900, BROOMFIELD, CO 80021-8023 T: (720) 566-4000 F: (720) 566-4099 WWW.COOLEY.COM